UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 18, 2018 (October 16, 2018)

CRESTWOOD EQUITY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street

Suite 3400

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 16, 2018, Crestwood Midstream Partners LP, a Delaware limited partnership (“Midstream”), entered into a Second Amended and Restated Credit Agreement (the “Midstream Credit Agreement”) by and among Midstream, as borrower, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent (“Wells Fargo”), and certain other agents party thereto. The Midstream Credit Agreement provides for a five-year $1.25 billion revolving credit facility (the “Revolving Credit Facility”) the proceeds of which may be used for general corporate purposes. The Revolving Credit Facility has an accordion feature that will allow Midstream to increase the available borrowings under the facility by up to $350 million, subject to the lenders agreeing to satisfy the increased commitment amounts under the Revolving Credit Facility and the satisfaction of certain other conditions. In addition, the Revolving Credit Facility includes a sub-limit up to $25 million for same-day swing line advances and a sub-limit of up to $350 million for letters of credit.

The Midstream Credit Agreement contains customary covenants and restrictive provisions, including maintenance of (i) a consolidated total leverage ratio of not more than 5.50 to 1.00, (ii) an interest coverage ratio of not less than 2.50 to 1.00 and (iii) a senior secured leverage ratio of not more than 3.75 to 1.00.

Borrowings under the Revolving Credit Facility are generally secured by substantially all the assets of Midstream and its subsidiary guarantors, and loans thereunder (other than swing line loans) bear interest at Midstream’s option at either:

•

the Alternate Base Rate, which is defined as the highest of (i) the federal funds rate plus 0.50% per annum; (ii) Wells Fargo’s prime rate; or (iii) the Eurodollar Rate adjusted for certain reserve requirements plus 1% per annum; plus a margin varying from 0.50% to 1.50% per annum depending on Midstream’s most recent consolidated total leverage ratio; or

•	the Eurodollar Rate adjusted for certain reserve requirements plus a margin varying from 1.50% to 2.50% per annum depending on Midstream’s most recent consolidated total leverage ratio.

Swing line loans bear interest at the Alternate Base Rate as described above. The unused portion of the Revolving Credit Facility is subject to a commitment fee ranging from 0.30% to 0.50% per annum according to Midstream’s most recent consolidated total leverage ratio. Interest on Alternate Base Rate loans is payable quarterly, or if the adjusted Eurodollar Rate applies, at certain intervals as selected by Midstream.

The Midstream Credit Agreement also provides for certain representations, warranties and affirmative covenants and negative covenants customary for transactions of this type.

The Midstream Credit Agreement provides that all obligations thereunder will, subject to certain terms and exceptions, be jointly and severally guaranteed by Midstream’s subsidiary guarantors described therein and by Crestwood Equity Partners LP (“CEQP”) under an unsecured parent guaranty.

The Midstream Credit Agreement provides that all obligations thereunder and the guarantees (other than CEQP’s guaranty) will be secured by a lien on all assets and a pledge of all of the capital stock of Midstream’s material domestic restricted subsidiaries subject to certain terms and exceptions.

The foregoing description of the Midstream Credit Agreement and the Revolving Credit Facility is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Midstream Amended and Restated Credit Agreement” in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit Number	Description

10.1	Second Amended and Restated Credit Agreement, dated as of October 18, 2018, by and among Crestwood Midstream Partners LP, as borrower, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQUITY PARTNERS LP

	By:	Crestwood Equity GP LLC,
its General Partner

Dated: October 18, 2018	By:	/s/ Michael K. Post
Michael K. Post
Vice President, Associate General Counsel
& Corporate Secretary

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